UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_______________________

Date of Report: July 28, 2014
(Date of earliest event reported)

              HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan	001-15141	38-0837640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  855 East Main Street, Zeeland, MI 45464
(Address of principal executive offices, including zip code)

  (616) 654-3000
(Registrant’s telephone number, including area code)

  Not Applicable
(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01             Completion of Acquisition or Disposition of Assets.
As previously reported, on July 17, 2014, Herman Miller, Inc. (the “Company”) entered into a Stock Purchase Agreement (as amended, the “Purchase Agreement”) with Design Within Reach, Inc., a Delaware corporation (“DWR”), and its principal shareholders.  DWR is a Stamford, Connecticut-based marketer and seller of modern furniture, lighting and accessories. On July 28, 2014, the Company completed the acquisition of a majority of the shares of DWR pursuant to the Purchase Agreement (the “Transaction”).  In the Transaction, the Company acquired an ownership interest in DWR equal to approximately 83 percent for $155 million in cash.  The final cash purchase price is subject to an adjustment based on DWR’s working capital as of the closing as provided in the Purchase Agreement.

Following the completion of the Transaction, DWR’s Chief Executive Officer (John Edelman) and President (John McPhee) contributed approximately 14 percent of the outstanding shares of DWR in exchange for an approximate 8 percent interest in the Company’s newly-formed consumer business subsidiary, pursuant to a Contribution and Rollover Agreement (as amended,  the “Contribution Agreement”).

In connection with the above transactions, DWR merged with the Company’s newly-formed consumer business subsidiary.  As a result, the remaining stockholders of DWR are entitled to receive cash for their shares of DWR in the aggregate amount of approximately $6 million, plus a proportionate share of any increase in the purchase price after the closing based on DWR’s working capital as of the closing as provided in the Purchase Agreement, with each such stockholder receiving the same price per share as the Sellers under the Purchase Agreement, but without being subject to any escrow, post-closing indemnification obligations or downward purchase price adjustment risk, which are solely being borne by the Sellers. In accordance with Delaware law, DWR will be sending a notice to its remaining stockholders providing them with formal notice of the transaction, and informing them how to either receive their portion of the merger consideration or exercise their appraisal rights under Delaware law.

The Company financed the acquisition of DWR using a combination of existing cash and $127 million of borrowings on its available unsecured credit facility. The amount borrowed is subject to an initial rate of interest equal to 3.25% per annum. Immediately following this acquisition, the unused borrowing capacity available to the Company under the unsecured credit facility totaled $112.4 million.

The foregoing summary does not purport to be complete and is qualified in its entirety by the terms of the Purchase Agreement, copies of which are attached as Exhibits 2.1 and 2.2 and incorporated by reference herein, and the terms of the Contribution Agreement, copies of which are attached as Exhibits 2.3 and 2.4 and incorporated by reference herein.

Item 9.01(d)	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit Number                Description
Exhibit 2.1 Stock Purchase Agreement dated July 17, 2014 by and among the Company, DWR, the Sellers listed on Annex I and Glenhill Capital Advisors LLC, in its capacity as the Seller Representative*

Exhibit 2.2 Closing Agreement re Stock Purchase Agreement dated July 28, 2014 by and among the Company, DWR, the Sellers listed on Annex I and Glenhill Capital Advisors LLC, in its capacity as the Seller Representative*

Exhibit 2.3 Contribution and Rollover Agreement dated July 17, 2014 by and among HM Springboard, Inc., John Edelman, John McPhee and the Company*

Exhibit 2.4 Closing Agreement regarding Contribution and Rollover Agreement dated July 28, 2014 by and among HM Springboard, Inc., John Edelman, John McPhee and the Company*

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2014	HERMAN MILLER, INC.
(Registrant)
	By:	/s/ Hezron Timothy Lopez Hezron Timothy Lopez
Senior Vice President of Legal Services & Secretary